Exhibit (a)(1)(G)

FORM OF CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

Confirmation of Receipt of Notice of Withdrawal

This Confirmation of Receipt of Notice of Withdrawal is related to the offer from Orbitz Worldwide, Inc. to exchange certain outstanding stock options.

We have received your Notice of Withdrawal electing to NOT participate in the offer to exchange the eligible options as indicated in your Notice of Withdrawal.

Please note that you may change your election at any time before midnight, U.S. Central Daylight Time, on May 28, 2010 by submitting a new Election Form.

If you have any questions, please contact Paul Wolfe, GVP-Human Resources, at (312) 894-4850 or send an email to tenderoffer@orbitz.com.